INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(1)(iv)

November 18, 2022

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Mutual Funds ("VMF") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya VACS Series EME Fund (the "Fund"), a newly established series of VMF, effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Fund, is attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson_________

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Mutual Funds

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic__________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between
VOYA MUTUAL FUNDS
and
VOYA INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

Voya Global Bond Fund	0.500% on all assets

Direct Investments1
Voya Global Diversified	0.400% on assets

Payment Fund	Underlying Funds2

0.180% on assets

Voya Global High Dividend	0.500% on all assets
Low Volatility Fund

1"Direct Investments" is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

2"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

A-1

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

Direct Investments1
Voya Global Perspectives®	0.400% on assets

Fund	Underlying Funds2

0.200% on assets

Voya International High	0.500% on all assets
Dividend Low Volatility Fund

Voya Multi-Manager	Actively Managed Assets3
1.100% on assets
Emerging Markets Equity	Passively Managed Assets4
Fund
0.700% on assets

Voya Multi-Manager	0.850% on all assets
International Equity Fund

Voya Multi-Manager	0.650% on all assets
International Factors Fund

Voya Multi-Manager	1.000% of the first $500 million of assets;
0.950% of the next $500 million of assets; and
International Small Cap Fund
0.900% thereafter

Voya Russia Fund	1.350% on all assets

Voya VACS Series EME Fund	0.00% on all assets

Effective Date: November 18, 2022, to reflect the addition of Voya VACS Series EME Fund.

1"Direct Investments" shall mean assets which are not Underlying Funds.

2"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

3"Actively Managed Assets" shall mean assets which are not "Passively Managed Assets."

4"Passively Managed Assets" shall mean assets which are managed with a goal of replicating an index.

A-2